Exhibit 99.1

Oxford Square Capital Corp. Announces Results of Operations for the Quarter Ended March 31, 2018 and

Announces Quarterly Distribution of $0.20 per Share

GREENWICH, CT – 05/01/2018 – Oxford Square Capital Corp. (NasdaqGS: OXSQ) (“OXSQ,” the “Company,” “we,” “us” or “our”) announced today its financial results for the quarter ended March 31, 2018, and announced a distribution of $0.20 per share for the quarter ending June 30, 2018.

•	As of March 31, 2018, net asset value per share was $7.60 compared with the net asset value per share as of December 31, 2017 of $7.55.

•	For the quarter ended March 31, 2018 we recorded net investment income of approximately $8.7 million, or approximately $0.17 per share. We recorded net realized gains of approximately $0.3 million, and net unrealized appreciation of approximately $2.5 million for the quarter ended March 31, 2018. In total, we had a net increase in net assets from operations of approximately $11.5 million, or approximately $0.22 per share, for the quarter ended March 31, 2018.

•	Our core net investment income (“Core NII”) for the quarter ended March 31, 2018 was $7.6 million, or approximately $0.15 per share.

o	Core NII represents net investment income adjusted for additional cash distributions received, or entitled to be received (if any, in either case), on our collateralized loan obligation (“CLO”) equity investments and also excludes any capital gains incentive fees we recognize but have no obligation to pay in any period. See additional information under “Supplemental Information Regarding Core Net Investment Income” below.

o	While our experience has been that cash flow distributions have historically represented useful indicators of our CLO equity investments’ annual taxable income during certain periods, we believe that current and future cash flow distributions may represent less accurate indicators of taxable income with respect to our CLO equity investments than they have in the past. Accordingly, our taxable income may be materially different than either GAAP NII or Core NII.

•	Total investment income for the first quarter of 2018 amounted to approximately $13.3 million, which represents a decrease of approximately $0.1 million from the fourth quarter of 2017.

o	For the quarter ended March 31, 2018, we recorded investment income from our portfolio as follows:

•	approximately $5.9 million from our debt investments,

•	approximately $6.8 million from our CLO equity investments, and

•	approximately $0.6 million from all other sources.

•	Our total expenses for the quarter ended March 31, 2018 were approximately $4.6 million, down by approximately $1.2 million compared to the fourth quarter of 2017. This decrease is primarily attributable to lower interest expense and professional fees.

•	During the first quarter of 2018:

o	We made investments of approximately $24.7 million in corporate loan investments. We received proceeds of approximately $0.2 million and $2.9 million from sales of our CLO equity investments and debt investments, respectively.

o	We received or were entitled to receive proceeds of approximately $24.9 million from repayments and amortization payments on our debt investments.

•	As of March 31, 2018, the weighted average yield of our debt investments at current cost was approximately 9.9%, compared with 9.7% as of December 31, 2017.

•	As of March 31, 2018, the weighted average effective yield of our CLO equity investments at current cost was approximately 15.9%, compared with 15.6% as of December 31, 2017.

•	As of March 31, 2018, the weighted average cash distribution yield of our CLO equity investments at current cost was approximately 15.5%, compared with 20.2% as of December 31, 2017.

•	Our weighted average credit rating on a fair value basis was 2.1 at the end of the first quarter of 2018 (compared to 2.2 at the end of the fourth quarter of 2017).

•	As of March 31, 2018, we had no investments on non-accrual status.

•	On April 24, 2018, our board of directors declared the following distribution on our common stock:

Quarter Ending	Record Date	Payment Date	Amount Per Share
June 30, 2018	June 15, 2018	June 29, 2018	$0.20

•	On February 5, 2018, the Board of Directors authorized a stock repurchase program of $25 million. During the quarter we repurchased 990,260 shares of our common stock at a weighted average price of $6.01 per share, producing accretion of approximately $0.03 per share.

Supplemental Information Regarding Core Net Investment Income

On a supplemental basis, we provide information relating to core net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income determined in accordance with GAAP. Our non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Core net investment income represents net investment income adjusted for additional cash distributions received, or entitled to be received (if any, in either case), on our CLO equity investments (excluding those cash distributions believed to represent a return of capital) and also excludes any capital gains incentive fees we recognize but have no obligation to pay in any period. The Company did not recognize any capital gains incentive fees for the quarter ended March 31, 2018.

Income from investments in the “equity” class securities of CLO vehicles, for GAAP purposes, is recorded using the effective interest method based upon an effective yield to the expected redemption utilizing estimated cash flows compared to the cost, resulting in an effective yield for the investment; the difference between the actual cash received or distributions entitled to be received and the effective yield calculation is an adjustment to cost. Accordingly, investment income recognized on CLO equity securities in the GAAP statement of operations differs from the cash distributions actually received by us during the period (referred to below as “CLO equity adjustments”).

Further, in order to continue to qualify to be taxed as a regulated investment company (“RIC”), we are required, among other things, to distribute at least 90% of our investment company taxable income annually. Therefore, core net investment income may provide a better indication of estimated taxable income for a reporting period than does GAAP net investment income, although we can offer no assurance that will be the case as the ultimate tax character of our earnings cannot be determined until tax returns are prepared after the end of a fiscal year. We note that these non-GAAP measures may not be useful indicators of taxable earnings, particularly during periods of market disruption and volatility and our taxable income may differ materially from our core net investment income.

The following table provides a reconciliation of net investment income to core net investment income for the three months ended March 31, 2018 and March 31, 2017:

	March 31, 2018		March 31, 2017
	Amount	Per Share Amounts	Amount	Per Share Amounts
Net investment income	$8,723,096	$0.170	$8,283,242	$0.161
CLO equity adjustments	(1,115,601)	(0.022)	2,547,993	0.049
Core net investment income	$7,607,495	$0.148	$10,831,235	$0.210

We will host a conference call to discuss our first quarter results today, Tuesday, May 1, 2018 at 10:00 AM ET. Please call 1-888-339-0740 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 1-877-344-7529, and the replay passcode is 10119902.

A presentation containing further detail regarding our quarterly results of operations has been posted under the Investor Relations section of our website at www.oxfordsquarecapital.com.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-Q for the period ended March 31, 2018, and subsequent reports on Form 10-Q as they are filed.

OXFORD SQUARE CAPITAL CORP.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Non-affiliated/non-control investments (cost: $412,283,070 @ 3/31/18; $418,990,080 @12/31/17)	$396,868,031	$400,223,439
Affiliated investments (cost: $10,561,529 @ 3/31/18; $10,528,740 @ 12/31/17)	17,378,006	18,218,787
Cash and cash equivalents	48,805,440	30,013,842
Interest and distributions receivable	2,769,831	5,085,494
Securities sold not settled	1,656,745	—
Other assets	574,128	579,694
Total assets	$468,052,181	$454,121,256
LIABILITIES
Notes payable – 6.50% Unsecured Notes, net of deferred issuance costs	$62,420,223	$62,340,159
Securities purchased not settled	18,611,209	—
Base management fee and net investment income incentive fee payable to affiliate	2,680,046	2,706,099
Accrued interest payable	11,621	11,621
Accrued expenses	519,872	644,735
Total liabilities	84,242,971	65,702,614

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized; 50,489,149 and 51,479,409 shares issued and outstanding, respectively	504,891	514,794
Capital in excess of par value	523,360,162	529,297,749
Distributions in excess of net investment income	(26,501,171)	(25,072,262)
Net unrealized depreciation on investments	(8,598,562)	(11,076,594)
Accumulated net realized losses on investments	(99,718,994)	(100,007,929)
Accumulated realized losses on extinguishment of debt	(5,237,116)	(5,237,116)
Total net assets	383,809,210	388,418,642
Total liabilities and net assets	$468,052,181	$454,121,256
Net asset value per common share	$7.60	$7.55

OXFORD SQUARE CAPITAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
INVESTMENT INCOME
From non-affiliated investments:
Interest income – debt investments	$5,821,737	$7,072,207
Income from securitization vehicles and investments	6,802,864	8,569,603
Other income	621,983	741,489
Total investment income from non-affiliated investments	13,246,584	16,383,299
From affiliated investments:
Interest income – debt investments	100,216	82,181
Total investment income from affiliated investments	100,216	82,181
Total investment income	13,346,800	16,465,480
EXPENSES
Base management fees	1,679,814	2,270,002
Interest expense	1,126,080	3,305,583
Compensation expense	260,089	235,034
Professional fees	156,918	752,393
General and administrative	400,571	565,746
Total expenses before incentive fees	3,623,472	7,128,758
Net investment income incentive fees	1,000,232	1,053,480
Capital gains incentive fees	—	—
Total incentive fees	1,000,232	1,053,480
Total expenses	4,623,704	8,182,238
Net investment income	8,723,096	8,283,242
Net change in unrealized appreciation/depreciation on investments
Non-Affiliate investments	3,351,602	9,259,285
Affiliated investments	(873,570)	388,773
Total net change in unrealized appreciation/depreciation on investments	2,478,032	9,648,058
Net realized gains/(losses)
Non-Affiliated investments	288,935	(5,468,671)
Extinguishment of debt	—	(408,670)
Total net realized gains/(losses)	288,935	(5,877,341)
Net increase in net assets resulting from operations	$11,490,063	$12,053,959
Net increase in net assets resulting from net investment income per common share (Basic and Diluted)	$0.17	$0.16
Net increase in net assets resulting from operations per common share (Basic and Diluted)	$0.22	$0.23
Weighted average shares of common stock outstanding:
Basic	51,200,060	51,479,409
Diluted	51,200,060	59,727,707
Distributions per share	$0.20	$0.20

OXFORD SQUARE CAPITAL CORP.

FINANCIAL HIGHLIGHTS - UNAUDITED

Financial highlights for the three months ended March 31, 2018 and 2017, respectively, are as follows:

Per Share Data	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Net asset value as of beginning of period	$7.55	$7.50
Net investment income(1)	0.17	0.16
Net realized and unrealized gains(2)	0.05	0.07
Net change in net asset value from operations(2)	0.22	0.23
Distributions per share from net investment income	(0.20)	(0.20)
Distributions based on weighted average share impact	—	—
Total distributions(3)	(0.20)	(0.20)
Effect of shares repurchased, gross	0.03	—
Net asset value at end of period	$7.60	$7.53
Per share market value at beginning of period	$5.74	$6.61
Per share market value at end of period	$6.11	$7.38
Total return(4)	9.93%	14.67%
Shares outstanding at end of period	50,489,149	51,479,409

Ratios/Supplemental Data(7)
Net assets at end of period (000’s)	$383,809	$387,751
Average net assets (000’s)	387,442	386,872
Ratio of operating expenses to average net assets(5)	4.77%	8.46%
Ratio of net investment income to average net assets(5)	9.01%	8.56%
Portfolio turnover rate(6)	1.45%	7.87%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.

(2)	Net realized and unrealized gains include rounding adjustments to reconcile change in net asset value per share.

(3)	Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The ultimate tax character of the Company’s earnings cannot be determined until tax returns are prepared after the end of the fiscal year.

(4)	Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming distribution reinvestment prices obtained under the Company’s distribution reinvestment plan, excluding any discounts. Total return is not annualized.

(5)	Annualized.

(6)	Portfolio turnover rate is calculated using the lesser of the year-to-date cash investment sales and debt repayments or year-to-date cash investment purchases over the average of the total investments at fair value.

(7)	The following table provides supplemental performance ratios (annualized) measured for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Ratio of operating expenses to average net assets:
Operating expenses before incentive fees	3.74%	7.37%
Net investment income incentive fees	1.03%	1.09%
Ratio of expenses, excluding interest expense	3.61%	5.04%

About Oxford Square Capital Corp.
Oxford Square Capital Corp. is a publicly-traded business development company principally investing in syndicated bank loans and debt and equity tranches of collateralized loan obligation (“CLO”) vehicles. CLO investments may also include warehouse facilities, which are financing structures intended to aggregate loans that may be used to form the basis of a CLO vehicle.

Forward-Looking Statements
This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events, except as may be required by law.

Contact:

Bruce Rubin

203-983-5280